Exhibit 10.9

CEO Award Program

The CEO Award Program is a discretionary bonus program of Graco Inc. (the “Company”). This program authorizes the Chief Executive Officer of the Company to make awards that recognize outstanding contributions of those Company employees who are eligible for the award of bonuses under the Corporate and Business Unit Annual Bonus Plan. Awards may be made in such amounts and to such number of employees as the CEO may determine. The awards may be paid in either cash or common shares of the Company, but the aggregate value of all awards is not to exceed $100,000 in any fiscal year.